Alcoa and subsidiaries                                            EXHIBIT 12


              Computation of Ratio of Earnings to Fixed Charges
                  For the three months ended March 31, 2000
                         (in millions, except ratio)

                                                                 2000
                                                                 ----

Earnings:
   Income before taxes on income                                $ 698
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                      -
   Equity income                                                  (27)
   Fixed charges                                                   60
   Proportionate share of income of 50%-owned
     persons                                                       21
   Distributed income of less than 50%-owned persons                -
   Amortization of capitalized interest                             4
                                                                    -

      Total earnings                                            $ 756

Fixed Charges:
   Interest expense:
      Consolidated                                              $  51
      Proportionate share of 50%-owned persons                      1
                                                                    -
                                                                   52
                                                                   --

   Amount representative of the interest factor in rents:
      Consolidated                                                  8
      Proportionate share of 50%-owned persons                      -
                                                                   --
                                                                    8

   Fixed charges added to earnings                                 60

   Interest capitalized:
      Consolidated                                                  3
                                                                   --
      Proportionate share of 50%-owned persons                      -
                                                                    3
                                                                    -

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                   -
                                                                   --

      Total fixed charges                                       $  63
                                                                =====

Ratio of earnings to fixed charges                                 12
                                                                   ==
